Exhibit 10.13

SECOND AMENDMENT AGREEMENT

SECOND AMENDMENT AGREEMENT dated as of July 28, 2011 (this “Amendment”), by and between Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), and Melita Corp. d/b/a JMJ Bakery, a New York corporation (“JMJ”).

WHEREAS, the Company and JMJ are parties to that certain Exclusive Production Agreement dated as of August 12, 2008 (the “Agreement”);

WHEREAS, the Company and JMJ are parties to that certain First Amendment Agreement, dated as of August 26, 2010 (the “First Amendment”), which amended the Agreement; and

WHEREAS, the Company and JMJ desire to further amend the Agreement in accordance herewith.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment. Section 3 of the Agreement (as amended by the First Amendment) is hereby amended be replacing the words “fifth anniversary” (which were incorporated into the Agreement pursuant to the First Amendment) with the words “tenth anniversary”.

Section 2. Effective Date. This Amendment shall be effective as of the date first set forth above.

Section 3. Ratification. Except as amended hereby, all of the terms of the Agreement as amended by the First Amendment are hereby ratified and confirmed by each party hereto in all respects, and shall remain in full force and effect.

Section 4. Integration. This Amendment, the First Amendment and the Agreement reflect the complete understanding of the parties hereto with regard to the subject matter hereof and supersedes all other agreements (oral or written) with regard thereto.

Section 5. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitutue an original and all of which when taken together shall constitute one and the same instrument. Executed counterparts hereto may be delivered via facsimile or PDF in an email transmission.

Section 6. Governing Provisions. The provisions of Sections 21, 23 and 24 of the Agreement shall apply to, and shall govern the interpretation and enforceability of, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment Agreement to be executed by their duly authorized representatives as of the date first above written.

CRUMBS HOLDINGS LLC

By:	/s/ Jason Bauer
Name: Jason Bauer Title: President

MELITA CORP. D/B/A JMJ BAKERY

By:	/s/ Emanuel Darmanin
Name: Title: President

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FIRST AMENDMENT AGREEMENT

FIRST AMENDMENT AGREEMENT dated as of August     , 2011 (this “Amendment”), by and between Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), and Melita Corp. d/b/a JMJ Bakery, a New York corporation (“JMJ”).

WHEREAS, the Company and JMJ are parties to that certain Exclusive Production Agreement (as amended, restated or otherwise modified from time to time, the “Agreement”) dated as of August 12, 2008 and desire to amend the Agreement in accordance herewith.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment. Section 3 of the Agreement is hereby amended be replacing the words “third anniversary” with “fifth anniversary”.

Section 2. Effective Date. This Amendment shall be effective as of the date first set forth above.

Section 3. Ratification. Except as amended hereby, all of the terms of the Agreement are hereby ratified and confirmed by each party hereto in all respects, and shall remain in full force and effect.

Section 4. Integration. This Amendment and the Agreement reflect the complete understanding of the parties hereto with regard to the subject matter hereof and supersedes all other agreements (oral or written) with regard thereto.

Section 5. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitutue an original and all of which when taken together shall constitute one and the same instrument. Executed counterparts hereto may be delivered via facsimile or PDF in an email transmission.

Section 6. Governing Provisions. The provisions of Sections 21, 23 and 24 of the Agreement shall apply to, and shall govern the interpretation and enforceability of, this Amendment.

*****

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment Agreement to be executed by their duly authorized representatives as of the date first above written.

CRUMBS HOLDINGS LLC

By:	/s/ Jason Bauer
Name: Jason Bauer 11/10/10 Title: President

MELITA CORP. D/B/A JMJ BAKERY

By:	/s/ Emanuel Darmanin
Name: Title: President

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EXCLUSIVE PRODUCTION AGREEMENT

EXCLUSIVE PRODUCTION AGREEMENT, dated as of August 12, 2008 (as amended, restated or otherwise modified from time to time, this “Agreement”), by and between Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), and Melita Corp. d/b/a JMJ Bakery, a New York corporation (“JMJ”).

WITNESSETH:

WHEREAS, the Company desires to engage and appoint JMJ as its exclusive producer of all of the Company’s baked goods and products, including its line of proprietary gourmet cupcakes, cookies, brownies and cakes, for the Company’s retail and wholesale operations in the Territory (as defined below, in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, JMJ wishes to accept such appointment upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto intending to be legally bound hereby agree as follows:

1. Definitions. The following terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person’s officers, directors, joint ventures and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Business” means all activities related to the manufacture, preparation, sales, marketing and distribution of delivered products for and on behalf of the Company and its subsidiaries, which shall include the Company’s retail and wholesale operations.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banking institutions in the State of New York are authorized or required by Applicable Law to close.

“Crumbs Retail Bake Shops” means the Crumbs Bake Shops listed on Schedule A hereto, which are owned and operated by the Company in the Territory as of the Effective Date.

“Formulations” means the recipes and formulations developed and used (or which shall be developed and used in the future) by the Company, its subsidiaries and Affiliates for the production of the Products, including but not limited to, the physical and chemical characteristics of compounds, ingredients, product specifications, production processes and operations, manufacturing equipment, compositions and formulation techniques developed and used by the Company and its subsidiaries in and for such production.

“Intellectual Property” means, with respect to the Company, its subsidiaries and their respective Affiliates, all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all Trademarks, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, concepts, techniques, methodologies, discoveries, research and development, know-how, technology, formulas, algorithms, compositions, manufacturing and production processes and techniques, Formulations, New Formulations, technical data, designs, drawings, specifications, customer and supplier lists and information, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, object code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“New Formulations” means the new Formulations developed by JMJ at the request of the Company pursuant to Section 2(b) hereof.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity or agency.

“Production Services” means all of the production services to be provided by JMJ hereunder, including the services described on Schedule B-1 hereto, for and on behalf of the Company.

“Products” means all of the Company’s baked goods and bakery products, including but not limited to the Company’s line of proprietary gourmet cupcakes, cookies, brownies and cakes, produced and distributed on behalf of the Company for its retail and wholesale operations.

“Territory” includes the Bronx, Brooklyn, Manhattan, Queens, Staten Island, Long Island, Northern New Jersey, including Bergen and Passaic Counties, Westchester and Greenwich, Connecticut and its immediate environs.

“Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, internet domain names, rights in telephone numbers, symbols, slogans and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, and including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions and all other rights associated therewith.

2. Appointment; Production Services; Formulation Services.

(a) Subject to the terms and conditions contained in this Agreement, the Company hereby appoints JMJ to act during the Term, as its exclusive producer of the Products in the Territory and to provide the Production Services described on Schedule B-1 attached hereto and the services described in Section 2(b) below, and JMJ accepts such appointment, subject to the terms and conditions set forth herein. In the event the Company expands its Territory to the North East market, JMJ shall have the right of first refusal to act as the exclusive producer of the Products and provide Production Services in such market, as well as the growth in said market, provided JMJ can do so on substantially the same terms and conditions contained herein.

(b) In addition to the Production Services described on Schedule B-1, JMJ shall, upon written request from the Company, develop for and on behalf of the Company, New Formulations for new Products and provide quality control for Company Products (the “Formulation Services”) using the following guidelines and procedures and subject to the pricing terms set forth on Schedule B-2 attached hereto:

(i) The Company shall provide JMJ with a generic idea for a new Product or other baked good;

(ii) JMJ shall identify the ingredients and develop a suggested recipe and formulation for the new Product based upon the idea presented by the Company and shall experiment with the Company’s idea and produce a sample of the new Product for the Company’s consideration;

(iii) Once a sample of the new Product is produced, JMJ shall submit such sample and the New Formulation used to produce the sample to the Company for its approval or modification, which determination shall be made by the Company in its sole discretion;

(iv) The Company shall notify JMJ in writing as to whether the sample is approved by the Company or whether the Company wants the sample and New Formulation to be modified or altered, which notice shall include any suggestions, modification and/or alterations the Company wishes JMJ to implement, in which case JMJ shall reformulate the recipe and submit a modified sample and New Formulation to the Company for its consideration and approval;

(v) Once a sample and New Formulation is approved by the Company as provided herein, JMJ shall memorialize the New Formulation, accurately documenting the final formulation and recipe for the new Product, including all requisite nutritional information relating thereto, and shall promptly provide the Company with a copy thereof, including all materials relating thereto.

3. Term. This Agreement shall commence as of the date first written above (the “Effective Date”) and shall continue until the third anniversary of the Effective Date (the “Initial Term”), automatically renewing for successive periods of one year (each a “Renewal Term”), unless either party chooses not to renew by providing the other party with at least one hundred twenty (120) days’ written notice prior to the end of the then existing Term. The Initial Term and any Renewal Term hereof are collectively referred herein as the “Term.”

4. Compensation.

(a) During the Term, JMJ shall be entitled to receive, and the Company hereby agrees to pay JMJ, compensation for the Production Services as specifically set forth in Schedule C attached hereto and for the Formulation Services set forth on Schedule B-2 attached hereto, and made a part hereof (the “Compensation”). The Compensation set forth on Schedule C is on a per Product unit basis and includes all costs, including but not limited to, raw material costs, sourcing costs, costs of freight into JMJ’s facility(ies), surcharges, raw material, ingredient, packaging material, and finished goods storage costs, production costs, labor, packaging of Products in Company-packaging, packing, sealing, and labeling of Products in boxes and bakery carts, necessary to produce the Products and deliver the Products to the Crumbs Retail Bake Shops or to such other accounts as directed by the Company. There will be no additional fees, charges, or expenses levied on the Company for the completion and delivery of the Products, such as, but not by way of limitation, overtime labor costs. Payment of Compensation shall be made monthly upon receipt of an invoice delivered by JMJ to the Company. The Compensation for the Formulation Services on Schedule B-2 shall be amortized over the course of twelve months and billed accordingly. Notwithstanding anything to the contrary herein or on Schedule B-2 and Schedule C, in the event JMJ charges or enters into any agreement to charge any customer a price less than the price set forth on such schedules hereto for comparable services (including and after giving effect to comparable volume), the prices set forth on such schedules shall be immediately reduced to the lowest price being charged by JMJ to its customers. JMJ shall immediately apprise the Company of any offer, agreement or other arrangement with any party that would trigger the operation of the preceding sentence.

(b) The Company shall, within two (2) Business Days after the date this Agreement is executed by the parties hereto, pay to JMJ the aggregate amount of $420,000, by wire transfer of immediately available funds to such account as JMJ shall designate in writing to the Company simultaneously with JMJ’s execution of this Agreement. Such payment shall constitute payment in full of all amounts owed under all previous arrangements between JMJ and the Company and JMJ agrees and acknowledges that it has no claims and/or rights with respect to the equity or other interests of the Company.

(c) In the event the Company opens any new retail stores in the Territory during the Term (each a “New Crumbs Retail Bake Shop”), the Company shall be entitled to, and JMJ agrees to give the Company, a 15% discount in respect of all Compensation due to JMJ for Products ordered by the Company for each such New Crumbs Retail Bake Shop, effective for a period of forty-two (42) days following the first product order for each such New Crumbs Retail Bake Shop.

5. Prior Goodwill.

(a) JMJ acknowledges that the Company and its subsidiaries have heretofore, directly or through agents and representatives, produced, promoted, marketed, distributed and sold the Products in the Territory, having thus developed the Company’s, the Products’ and the Business’ goodwill, good name, reputation and consumer acceptance in the Territory. JMJ agrees to exercise commercially reasonable efforts not to jeopardize the Company’s, the Products’ and the Business’ goodwill, good name, reputation and consumer acceptance in the Territory or elsewhere.

(b) The Company acknowledges that JMJ and its subsidiaries have heretofore, directly or through agents and representatives, produced, promoted, marketed, distributed and sold its own and other Person’s (other than the Company’s) products in the Territory, having thus developed JMJ’s and its businesses’ goodwill, good name, reputation and consumer acceptance in the Territory. The Company agrees to exercise commercially reasonable efforts not to jeopardize JMJ’s and its business’ goodwill, good name, reputation and consumer acceptance in the Territory or elsewhere.

6. Relationship of the Parties.

(a) For all purposes of this Agreement, JMJ is an independent contractor and vendor to the Company. JMJ will have complete control of the details of the performance of its obligations and the Production Services hereunder, subject to the requirement that JMJ will at all times comply with this Agreement, Company policy and procedures in respect thereof and all applicable Federal, state and local laws, regulations, ordinances and administrative rules and orders (“Applicable Laws”). JMJ has no authority, and will not hold itself out as having the authority, to bind or obligate the Company in any manner whatsoever.

(b) JMJ will report as income and will pay all applicable federal, state, local or other taxes on all Compensation received by JMJ pursuant to this Agreement. No officer, director, employee, manager, member, shareholder, partner, or fiduciary of JMJ shall be considered an employee or agent of the Company, and as such will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, stock option, profit sharing, retirement, pension, medical or other insurance or similar benefits that may be provided by the Company to or for the Company’s employees or otherwise.

(c) The Company is an independent contractor and is not and will not be deemed to be an Affiliate, subsidiary, partner, agent or employee of JMJ, and has no authority to bind or obligate JMJ in any manner whatsoever. The Company will have complete control of the details of the performance of its obligations as set forth in this Agreement.

7. JMJ’s Representations, Warranties and Covenants.

(a) JMJ represents and warrants that (i) it is duly organized and validly exists under the laws of the state of its formation; (ii) it has full corporate power and authority to make, execute, deliver and perform this Agreement and to carry out its responsibilities and perform its obligations hereunder; (iii) it is duly authorized to execute and deliver this Agreement and to carry out its responsibilities and perform its obligations as set forth herein; (iv) this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, and (v) the execution, delivery, and performance of this Agreement does not conflict or will not violate or constitute a default under the terms of any agreement or instrument to which JMJ or any of its Affiliates is a party or by which any of its or their material assets or rights or privileges are subject or bound, nor does it violate any law, regulation, or order of any court, governmental body or agency having jurisdiction over it.

(b) JMJ represents and warrants that the Products shall be packed and shipped in compliance with the requirements of all Applicable Laws.

(c) JMJ agrees that at all times during the Term it shall:

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(i) Maintain adequate facilities, manpower and production capabilities to fulfill its obligations to the Company and perform the Production Services and Formulation Services;

(ii) Maintain the facilities and production process in full compliance with Kosher laws and standards overseen by Rabbi Harry Cohen, Orthodox Kashrut Supervision Services;

(iii) Provide a JMJ employee to travel to other production facilities to train production teams with respect to the Products and the production and distribution process relating thereto, it being understood that the Company will reimburse JMJ for all reasonable and mutually acceptable travel and other expenses of such employee, actually incurred by JMJ in connection therewith;

(iv) Cooperate with the Company in developing and maintaining programs to familiarize its employees with the Products, the New Formulations, if any, and the production and distribution process;

(v) Keep readily available for reference by its employees such information as the Company may supply regarding the Products;

(vi) Advise the Company of the potential demand for the Products as well as any event known to JMJ that may affect the production, distribution, sales or position of the Products in the Territory;

(vii) Retain data on sales volume and any other information reasonably necessary to operate effectively and have such data available for the Company on a current basis;

(viii) Maintain and keep an adequate supply of inventory of the Products to meet anticipated demand;

(ix) Coordinate with the Company’s employee responsible for the Territory, who will act as the Company’s liaison and coordinator to provide JMJ with technical assistance for the production and distribution of the Products;

(x) Deliver all Products to all Crumbs Retail Bake Shops or such other accounts as directed by the Company on a timely basis as set forth on Schedule B-1 hereto;

(xi) Produce and deliver all Products in conformity with the Formulations or the New Formulations, as the case may be, without altering the Formulations or the New Formulations (including the recipes or ingredients used in the production of the Products as specified therein and the size of the Products) in any manner whatsoever without the prior written consent of the Company;

(xii) Update and deliver to the Company quarterly Schedule C to reflect any new Products being produced by JMJ for the Company pursuant to Section 2(a). Such updates and pricing relating thereto shall be mutually agreed to by the parties hereto.

(xiii) Memorialize accurately all Formulations and New Formulations, and deliver to the Company at least quarterly or upon request of the Company a written update containing the then current Formulation of each Product and all New Formulations produced pursuant to Section 2(b).

(xiv) Provide bakery carts to all Crumbs Retail Bake Shops to be used for the delivery and storage of Products; and

(xv) Devote its best efforts and its business time and energies to performing the Production Services and Formulation Services for and on behalf of the Company in accordance herewith.

8. Representations and Warranties of the Company. The Company represents and warrants that (a) it is duly organized and validly exists under the laws of the state of its formation; (b) it has full corporate power and authority to make, execute, deliver and perform this Agreement and to carry out its responsibilities and perform its obligations hereunder; (c) it is duly authorized to execute and deliver this Agreement and to carry out its responsibilities and perform its obligations as set forth herein; (d) this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, and (e) the execution, delivery, and performance of this Agreement does not conflict or will not violate or constitute a default under the terms of any agreement or instrument to which JMJ or any of its Affiliates is a party or by which any of its or their material assets or rights or privileges are subject or bound, nor does it violate any law, regulation, or order of any court, governmental body or agency having jurisdiction over it.

9. Inspection. The Company and its authorized representatives may at any reasonable time inspect JMJ’s premises and records to verify the compliance of JMJ with the provisions of this Agreement. The Company and its authorized representatives shall have, and JMJ hereby agrees to give such Persons, access to JMJ’s place of business and production facilities at all reasonable times for the purpose of inspecting its production capabilities, taking inventory of the stock on hand and Crumbs identified baking cups and related Product supplies and otherwise ensuring that JMJ’s performance of its Production Services is in compliance with its obligations hereunder.

10. Product Formulations and Supply. JMJ understands and agrees that the Company reserves the right at any time, and from time to time, to change, alter or discontinue the Formulations, New Formulations and other specifications for the Products produced by JMJ, without advance notice and without thereby incurring any liability or obligation to JMJ.

11. Intellectual Property.

(a) Except as expressly provided herein, this Agreement shall not be construed to give JMJ any right, title or interest in and to the Intellectual Property or the Products, including any license implied or otherwise, or any right to use in any manner during the term hereof and thereafter any Intellectual Property except as expressly provided herein in connection with JMJ’s performance of its obligations hereunder. Subject to the foregoing, JMJ acknowledges that all of the Company’s Intellectual Property, whether existing or used now or in the future and any causes of action that may arise therefrom are owned by the Company and will be used only for the benefit of the Company. To the extent that JMJ may be found to have any proprietary interest or the appearance of a proprietary interest in the Intellectual Property, including, but not limited to, the New Formulations, JMJ hereby assigns such interest and further agrees to take whatever additional action is necessary to assign such Intellectual Property to the Company and to register such Intellectual Property in the Company’s name, including, without limitation, the execution of any assignment, registration, application or other documentation. In addition, JMJ hereby grants to the Company an irrevocable power of attorney to execute in its name any documents necessary to affect the intent of the preceding sentence. JMJ further agrees that, upon the Company’s request, it shall represent, warrant and acknowledge in writing to such third party as the Company shall request that the Company owns all right, title and interest in and to the Intellectual Property and that JMJ has no such ownership rights in the Intellectual Property.

(b) In consideration, and subject to the terms and conditions, of this Agreement, the Company hereby grants to JMJ a royalty-free, non-exclusive, non-transferrable license to use the Intellectual Property solely for the purpose of providing the Production Services as required hereby and fulfilling JMJ’s obligations hereunder (the “License”). The License shall terminate upon the termination of this Agreement for any reason. JMJ agrees that any and all goodwill arising from JMJ’s use of the Intellectual Property inures solely to the benefit of the Company.

(c) JMJ hereby acknowledges that the Intellectual Property is licensed AS IS. THE COMPANY MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE INTELLECTUAL PROPERTY, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO NON-INFRINGEMENT, VALIDITY OR OWNERSHIP. The Company reserves the right to require JMJ to discontinue use of (and terminate the License with respect to) any Intellectual Property licensed by the Company to JMJ in the event that any third party asserts or threatens to assert that any such Intellectual Property infringes or violates such third party’s intellectual property rights.

(d) JMJ further acknowledges the validity of the Intellectual Property used in connection with the Formulation Services and the production and distribution of Products, and agrees not to knowingly take any action (or knowingly omit to take any action) that would prejudice or interfere with such validity or the Company’s ownership rights thereto. JMJ further agrees not to use Trademarks licensed by the Company to JMJ or any other Trademark confusingly similar to the Trademarks licensed by the Company to JMJ in connection with any goods other than the Products.

(e) JMJ agrees that it will notify the Company promptly of any infringement, misappropriation or violation of the Intellectual Property by third parties of which it becomes aware.

12. Confidential Information.

(a) JMJ acknowledges that JMJ will acquire from the Company information, materials and knowledge about the Company, its subsidiaries and their respective Affiliates, including, but not limited to the Business, the Products, Intellectual Property, Formulations, New Formulations and the terms of this Agreement, and that all such information, materials and knowledge are and will be trade secrets and confidential and proprietary information of the Company (collectively “Confidential Information”). Confidential Information will not include information which (i) is now, or hereafter becomes, through no act or failure to act on the part of JMJ, generally known or available to the public, or (ii) is disclosed with the prior written consent of the Company. JMJ agrees that the Confidential Information is and will remain the property of the Company.

(b) At all times during the Term hereof and after the termination or expiration of this Agreement (for any reason whatsoever), JMJ agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercial or otherwise, except in performing the Production Services and Formulation Services hereunder, and not to allow any unauthorized Person access to it, either before or other expiration or termination of this Agreement. JMJ will take all action reasonable necessary to protect the confidentiality of the Confidential Information both during the Term of this Agreement and after the termination or expiration of this Agreement (for any reason whatsoever), or JMJ’s dissolution, bankruptcy, sale or other transfer of the majority of the asses of, or sale or other transfer of a controlling interest therein. JMJ agrees to restrict access to all Confidential Information to those employees who have a “need to know” in order to carry out JMJ’s responsibilities hereunder and who have agreed to accept such obligation of secrecy, and advise such employees of their obligation to handle the Confidential Information with the degree of care and prudence to prevent a violation of this Agreement. JMJ shall be responsible for a breach by any of its employees or agents of the covenants set forth in this Section 12(b) as if such employee or other agent is a party to this Agreement for purposes of this Section 12(b).

(c) If JMJ becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, JMJ shall promptly provide the Company with written notice thereof prior to such disclosure so that the Company may seek a protective order, contest the requirement for disclosures or seek any other appropriate remedy and/or waive compliance by JMJ with the covenants set forth in this Section 12. Notwithstanding the foregoing, if JMJ remains legally compelled to disclose any of the Confidential Information, JMJ agrees to disclose only that portion of the Confidential Information which JMJ is advised by opinion of counsel is legally required to be disclosed.

(d) JMJ acknowledges that the covenants set forth in this Section 12 are an essential condition of this Agreement. Accordingly, without affecting any other rights or remedies that the Company may have, JMJ agrees that the Company will be entitled to the remedies of injunction, specific performance or any other equitable relief for breach or threatened breach of this Section 12. Notwithstanding anything to the contrary, the right of the Company to equitable relief pursuant to this Section 12 shall survive the termination of this Agreement and continue in full force and effect.

(e) Upon termination of this Agreement (for any reason whatsoever) or upon request of the Company, all Confidential Information transmitted by the Company to JMJ, all written material relating to such Confidential Information and all materials prepared by JMJ or generated by JMJ which contain in any way any Confidential Information in any tangible form, and any copies thereof made by JMJ or otherwise will be returned to the Company within five (5) Business Days after the termination of this Agreement.

13. Non-Competition.

(a) During the term of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, JMJ shall not directly or indirectly (i) engage in any business or enterprise (whether as owner, partner, officer, director, employee, manufacturer, investor, lender, or otherwise, except as holder of not more than 1% of the outstanding stock of a publicly-held company), or (ii) contract with any third party business or enterprise, in each case, whether JMJ is acting by itself, or by or on behalf of an Affiliate or subsidiary of JMJ, or as an Affiliate or subsidiary of another Person, or whether an officer, director, employee, manager member, shareholder, partner or fiduciary of JMJ is so acting through another Person, that produces a Competing Product or constitutes a Competing Activity. For purposes hereof, a “Competing Activity” shall mean any activity related to or involved in the manufacture and/or preparation and/or sales, marketing and distribution of cupcakes or other similar proprietary Products, in the Territory, and “Competing Product” means any (i) cupcakes, or (ii) other baked goods or products substantially similar in appearance or taste or flavor or recipe to any baked goods and products produced for the Company using the New Formulations developed pursuant to Section 2(b); provided, however, that each of the following cupcakes shall not be considered a “Competing Product” for purposes hereof: (x) cupcakes produced, manufactured, sold, marketed and/or distributed by JMJ to the Hyatt Hotel, (y) fondant covered cupcakes, and (z) plain buttercream cupcakes.

(b) During the Term and for a period of five (5) years following the expiration or termination of this Agreement (for any reason whatsoever), JMJ will not directly or indirectly, whether JMJ is acting by itself, or by an Affiliate or subsidiary thereof, or as an Affiliate or subsidiary of another Person, or whether an officer, director, employee, manager, member, shareholder, partner, or fiduciary of JMJ is so acting through another Person, solicit any wholesale account of the Company, solicit or encourage any Person who is or was a producer, distributor, supplier or customer of the Company or any of its subsidiaries or Affiliates to discontinue such Person’s business relationship with the Company or any of its Affiliates or subsidiaries, including without limitation, making any negative statements or communications about the Company or any of its subsidiaries or Affiliates or their respective members, shareholders, directors, officers, employees or agents.

(c) During the Term and for a period of one (1) year following the expiration or termination of this Agreement (for any reason whatsoever), JMJ will not directly or indirectly, whether JMJ is acting by itself, or by an Affiliate or subsidiary thereof, or as an Affiliate or subsidiary of another Person, or whether an officer, director, employee, manager, member, shareholder, partner, or fiduciary of JMJ is so acting through another Person, solicit for employment, consulting or any other provision of services or hire any person who (i) is an employee (or in the preceding six months was employed by) the Company or any of its subsidiaries, (ii) an individual performing personal services relating to the Business as an independent contractor to the Company or any of its subsidiaries; provided, that JMJ will not be prohibited from soliciting or hiring such persons through a general solicitation or public advertisement of employment not targeted at such persons.

(d) JMJ will immediately discontinue its direct and/or indirect engagement with any Person that is competitive with the Company upon execution of this Agreement.

14. Indemnification.

(a) JMJ agrees to indemnify and hold harmless the Company and its Affiliates, subsidiaries, directors, officers, managers, employees, members, representatives and agents (collectively the “Company Indemnities”) from and against all liabilities, obligations, losses, damages, penalties, fines, expenses, interest, claims, actions, suits, investigations, proceedings, judgments, orders, or injuries (including death to any person or damage to property) of whatever nature, and including court costs and attorneys’ fees, expert witnesses and other professionals, and disbursements, whether suit is instituted or not, and, if instituted, whether at any trial or appellate level and whether raised by the Company or a third party, imposed on, incurred by or asserted against the

Company Indemnities or any of them, arising out of, in connection with or based upon, in whole or in part: (i) a breach of any representation or warranty of JMJ set forth in this Agreement; (ii) a breach or default by JMJ of any of its covenants or other obligations under this Agreement; or (iii) any willful or grossly negligent act or omission by JMJ or any of its Affiliates or any of their respective employees or agents in respect of the distribution and delivery of the Products to or on behalf of the Company, any of the Crumbs Bake Retail Shops or Company accounts, as the case may be.

(b) The Company agrees to indemnify and hold harmless JMJ and its Affiliates, subsidiaries, directors, officers, managers, employees, members, representatives and agents (collectively the “JMJ Indemnities”) from and against all liabilities, obligations, losses, damages, penalties, fines, expenses, interest, claims, actions, suits, investigations, proceedings, judgments, orders, or injuries (including death to any person or damage to property) of whatever nature, and including court costs and attorneys’ fees, expert witnesses and other professionals, and disbursements, whether suit is instituted or not, and, if instituted, whether at any trial or appellate level and whether raised by JMJ or a third party, imposed on, incurred by or asserted against the JMJ Indemnities or any of them, arising out of, in connection with or based upon, in whole or in part: (i) a breach of any representation or warranty of the Company set forth in this Agreement; or (ii) a breach or default by the Company of any of its covenants or other obligations under this Agreement.

(c) The term “indemnified party” and “indemnifying party” refer to the Company and JMJ, as applicable. The indemnified party agrees to notify the indemnifying party in writing as soon as practicable of any circumstance, accident, claim or occurrence covered by the foregoing indemnity of which the indemnified party may have knowledge and to cooperate with the indemnifying party in this investigation and/or defense. The indemnification obligations of the parties shall survive the termination of this Agreement. With respect to claims for which indemnification is payable under this Agreement such indemnification shall be paid by the indemnifying party on a current basis upon receipt of such vouchers and other supporting documentation as may reasonable be requested. Indemnifying party shall promptly upon receiving notice of such claim, suit or proceeding, assume the defense of the indemnified parties at its sole cost, and (whether the indemnifying party assumes such defense or for any reason fails or refuses to assume such defense) the indemnifying party shall pay any and all sums which any indemnified party becomes legally obligated to pay as a result of such claim, suit or proceeding. If a material conflict of interest arises with respect to the representation of both the indemnified party and the indemnifying party by the indemnifying party’s counsel, the indemnifying party shall also pay the reasonable fees of defense counsel selected, retained directly and retained solely by the indemnified party. The indemnified party agrees to cooperate with the indemnifying party in the defense or settlement of such claim, suit or proceeding, provided that indemnifying party shall obtain the indemnified party’s prior written consent to any compromise, settlement or consent judgment which affects the indemnified party’s rights or interests. The indemnifying party further agrees to pay the reasonable costs and attorney’s fees of any indemnified party to the extent necessary to enforce such indemnified party’s rights under this Agreement.

15. Termination of Agreement.

(a) Notwithstanding anything contained herein to the contrary, the Company may terminate this Agreement at any time during the Term hereof upon the happening of any of the following occurrences, acts or omissions:

(i) in the event of any material failure or omission by JMJ to comply with any of its obligations or covenants under this Agreement, which is not cured to the Company’s satisfaction within thirty (30) days after receipt of written notice from the Company specifying such failure or omission with reasonable detail;

(ii) the cessation of the usual business of JMJ;

(iii) in the event of a calling of a meeting of the creditors of JMJ, and assignment by JMJ for the benefit of creditors, the insolvency of any kind of JMJ, or in the event of any filing of a voluntary or involuntary petition under the provisions of the United States Bankruptcy Act or amendments thereto, or any application for the appointment of a receiver for the property of JMJ, which in the case of any such involuntary filing remains unsatisfied and undischarged at the end of thirty (30) days after the initial filing thereof; or

(iv) in the event that JMJ fails to exercise commercially reasonable efforts not to jeopardize the Company’s, the Business’ and the Products’ goodwill, good name, reputation and consumer acceptance in the Territory.

(b) Notwithstanding anything contained herein to the contrary, JMJ may terminate this Agreement at any time during the Term hereof upon the happening of any of the following occurrences, acts or omissions:

(i) in the event of any material failure or omission by the Company to comply with any of its obligations or covenants under this Agreement, which is not cured to JMJ’s satisfaction within thirty (30) days after receipt of written notice from JMJ specifying such failure or omission with reasonable detail;

(ii) the cessation of the usual business of the Company;

(iii) in the event of a calling of a meeting of the creditors of the Company, and assignment by the Company for the benefit of creditors, the insolvency of any kind of the Company, or in the event of any filing of a voluntary or involuntary petition under the provisions of the United States Bankruptcy Act or amendments thereto, or any application for the appointment of a receiver for the property of the Company, which in the case of any such involuntary filing remains unsatisfied and undischarged at the end of thirty (30) days after the initial filing thereof; or

(iv) in the event that JMJ fails to exercise commercially reasonable efforts not to jeopardize the Company’s, the Business’ and the Products’ goodwill, good name, reputation and consumer acceptance in the Territory.

Upon the termination of this Agreement, (i) all rights and privileges granted to JMJ hereunder shall immediately cease and terminate and JMJ shall thereupon discontinue forever the use of any Intellectual Property, including the use of the Formulations, the New Formulations and any other material relating to the Products, (ii) any indebtedness of one party to another pursuant to the terms of this Agreement, shall immediately become due and payable without notice and (iii) JMJ shall promptly return to the Company, at JMJ’s expense, all materials relating to the Products and any Confidential Information furnished by the Company and remaining at the time in the possession of JMJ.

In the event this Agreement is properly terminated as provided herein, neither party shall be liable to the other party, by reason of termination, whether on account of loss by the Company, on the one hand, or JMJ, on the other, of present or prospective profits or discounts or commissions on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith, or in connection with the establishment, development or maintenance of the Company’s business, on the one hand, or JMJ’s business, on the other, or on account of any other causes or thing whatsoever.

Notwithstanding anything to the contrary, Sections 6, 11 (including the irrevocable power of attorney of JMJ granted to the Company pursuant to Section 11(a)), 12, 13, and 14, of this Agreement shall survive the termination or expiration of this Agreement and continue in full force and effect.

16. Amendments. This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the parties hereto.

17. Assignment. JMJ shall not be assign, delegate, or otherwise transfer to any Person (whether by operation of law, by contract, or otherwise) this Agreement and the rights and obligation set forth herein without the prior written consent of the Company. The Company may assign this Agreement to an Affiliate thereof or to another Person who agrees in writing to be bound by the terms hereof. Upon such assignment, the Company shall cease to be a party to this Agreement and the assignee shall become a party hereto in the Company’s stead. Any attempted assignment, delegation, or transfer in violation of this Section 17 shall be void and of no force or effect.

18. Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. An executed counterpart to this Agreement may be delivered via facsimile.

20. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) constitute the entire agreement of the parties hereto and their respective Affiliates in respect of the subject matter hereof and thereof, and supersede all prior agreements or understandings among the parties hereto and their respective Affiliates in respect of the subject matter hereof and thereof.

21. Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of New York applicable to contracts executed and performable solely in such state.

22. Headings. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

23. Jurisdiction. The parties hereto agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in federal court sitting in the Southern District of New York or, if such court does not have jurisdiction, any district court sitting in the Borough of Manhattan, New York County, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum.

24. Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States certified mail, postage prepaid and return receipt requested, or (iv) by facsimile, as follows:

If to the Company, to:

Crumbs Holdings LLC

110 West 40th Street, Suite 310

New York, New York 10018

Attention: Jason Bauer

Facsimile No.: 212.221.7107

with a copy (which shall not constitute notice) to:

Lincoln Berger LLP

110 East 59th Street, Suite 3200

New York, New York 10022

Attention: Jason K. Berger

Facsimile No.: 212.360.2381

If to JMJ, to:

Melita Corp. d/b/a JMJ Bakery

38-11 23rd Street

Long Island City, NY 11101

Attention: Michael Cassar

Facsimile No.: (718) 707-0485

with a copy (which shall not constitute notice) to:

The Law Offices of Sean F. McCaffrey

38-50 Bell Boulevard, Suite D

Bayside, New York 11361

Attention: Sean F. McCaffrey

Facsimile No.: (914) 470-1338

Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next Business Day after transmission if confirmed at any time other than the transmitter’s normal business hours. Any Person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 24. A party’s authorized counsel may deliver any notice on such party’s behalf.

25. No Recourse. Notwithstanding any provision of this Agreement to the contrary, JMJ agrees that neither it nor any Person acting on its behalf may assert any claim or cause of action against any officer, director, stockholder, controlling person, manager, member, partner, employer, agent, representative, or Affiliate of the Company or any of its subsidiaries or Affiliates or their respective officers, directors, stockholders, controlling persons, managers, members, partners, employees, agents, or representatives in connection with, arising out of, or relating to this Agreement or the transactions contemplated hereby or thereby.

26. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held (by a court of competent jurisdiction) to be invalid, illegal, or unenforceable under the Applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby, and (ii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

27. Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective permitted assigns any rights or remedies under of by reason of this Agreement or the transactions contemplated hereby.

28. Waiver. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

29. Force Majeure.

(a) Any delays in or failure of performance by any party under this Agreement shall be excused and not considered a breach hereof if such delay or failure is caused by revolutions, insurrections, riots, sabotage, wars, acts of enemies or terrorists, national emergency, strikes or labor disputes, floods, fires, acts of God, acts of government (including laws, governmental regulations, orders, judicial decrees, treaties, embargoes enacted or promulgated by any country or sovereignty or any agency thereof), or by any similar cause not within the reasonable control of the party whose performance is affected thereby (each a “force majeure event”); provided, that such party shall have exercised reasonable diligence, including the commercially reasonable expenditure of funds and the making of commercially reasonable capital expenditures for the purpose of preventing such delay or failure of performance.

(b) If circumstances of the type described in Section 29(a) above prevail and a party is not discharging its obligations in full in all material respects hereunder, then the other parties shall be entitled by written notice to the party whose performance is prevented by such force majeure event to suspend the operation of all or any provisions of this Agreement and make any alternative commercial arrangements necessary to protect its commercial interests, notwithstanding and despite any provision or restriction of this Agreement to the contrary. If any such other party makes any such alternative arrangements, the suspension of the provisions of this Agreement shall continue until the force majeure event which has prevented the initial party’s substantial performance hereunder has ceased to exist.

30. Insurance. At all times during the Term hereof, JMJ shall maintain a minimum of $5 million in commercial liability and property insurance policies with carriers. The aforesaid insurance policies must insure JMJ against any loss, claim, liability or suit of bodily injury, death, personal injury or property damage arising from or in connection with the distribution of Products. The insurance policies will name the Company as an additional insured as respects its interests under the term and conditions of this Agreement. JMJ shall provide the Company a certificate in evidence of this insurance upon execution of the Agreement and each insurance renewal thereafter for the duration of this Agreement. The certificate shall provide that the insurance issued under this Section 30 shall not be altered or cancelled until after thirty (30) days written notice to the Company. Such insurance shall not be cancelled by JMJ without the Company’s prior written approval.

31. Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such documents, and (iii) do such other acts and things, all as the other party may reasonable request for the purpose of carrying out the intent of this Agreement.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Exclusive Production Agreement to be executed by their duly authorized representatives as of the date first above written.

CRUMBS HOLDINGS LLC

By:	/s/ Jason Bauer
Name: Jason Bauer Title: Managing Member

MELITA CORP. D/B/A JMJ BAKERY

By:	/s/ Emanuel Darmanin
Name: Emanuel Darmanin Title: President

Schedule A

Crumbs Retail Bake Shops

Schedule B-1

Production Services

JMJ will prepare the Products pursuant to the Formulations (and New Formulations), utilizing only specified ingredients, consistent with the standards of a first-class commercial bakery, and in strict conformity with the Purchase Order and with the terms of this Agreement.

The Company will provide to JMJ all Crumbs baking liners, foils and wrappers to be used by JMJ for the Products. JMJ will receive, store and maintain in good condition, on behalf of the Company, a reasonable quantity of bakery carts, foils, boxes, cases and such other packaging materials necessary to package the Products. JMJ will provide the Company with an inventory of such materials upon request of the Company, but in no event less frequently than quarterly. JMJ assumes all liability for the storage and safekeeping of the Company’s baking liners, foils and wrappers supplied by the Company to JMJ, as well as such other baking supplies and packaging materials used by JMJ in the production process, and in the event of the loss, damage or destruction of same agrees to indemnify Company for the actual cost of replacement of the materials furnished by the Company to JMJ together with the cost of any and all freight, shipping and/or rush charges incurred by the Company in respect of the damaged materials.

JMJ will store and maintain in good condition at no cost to the Company the finished Products on behalf of the Company. JMJ will deliver the Products at the Company’s sole direction on a timely basis, at least one (1) hour prior to retail store opening hours. No Product of the Company shall be delivered or transferred into the possession of any third-party without the express written consent of the Company.

JMJ will notify the Company immediately of any difficulty, inconsistency, or irregularity affecting the production of the Products in conformity with the Formulations (and New Formulations), packaging, the Purchase Order and/or this Agreement, including but not limited to supply problems, mechanical problems, labor problems, utility problems and/or acts of nature. JMJ will not alter the Formulations (including New Formulations), including any recipe (in any manner whatsoever) or any ingredients used in the production of the Products or size thereof without the prior written consent of the Company.

This Agreement is not intended to constitute an exclusive arrangement or any guarantee of a minimum amount of work in favor of JMJ.

Schedule B-2

Pricing Terms Relating to New Formulations

ANNEX ONE

Operating Crumbs Development & Quality Control Center

Administrative Involvement

Executive Pastry Chef

Support Staff

Quality Supervisor

Development Recipe & Nutritional Information

Ongoing Update Recipe Info

Ingredient Costs

Operating Cost

Use of Equipment

Total Annual Cost                                 $45,000.00

Notes

a)	Subject to annual Review of Cost and Involvement
b)	[n/a]
c)	This price does not include any purchasing or leasing of Equipment.

Schedule C

Compensation

Any adjustments by JMJ to the base price for raw materials and/or ingredients, attached hereto as Annex I, shall be solely dependant on market conditions that increase costs by at least 10%, except as otherwise may be mutually agreed to by the parties.

Notify and reimburse the Company for the cost of any delivered Products that are spoiled or damaged.

Notify and reimburse the Company for the loss of revenue on any delivered specialty and customized Products that are not correctly produced and delivered.

Annex 1

Price

*	Nine pages of this Annex 1 have been omitted pursuant to a Confidential Treatment Request and filed separately with the Commission.